Exhibit 4.16

THIS SUPPLEMENTAL WARRANT INDENTURE is made as of June 22, 2023.

AMONG:

HEXO CORP., a corporation incorporated under the laws of Ontario (hereinafter called “HEXO”),

AND

TILRAY BRANDS, INC., a corporation incorporated under the laws of Delaware (hereinafter called “Tilray”),

AND

TSX TRUST COMPANY, a trust company existing under the laws of Ontario (hereinafter called the “Warrant Agent”)

RECITALS

WHEREAS:

1.	HEXO and the Warrant Agent executed a warrant indenture, dated as of May 21, 2020 (the “Warrant Indenture”), a copy of which is included in Schedule “A” hereto, providing for the issue, and governing the terms, of certain common share purchase warrants (the “Warrants”).

2.	On the date hereof (the “Arrangement Effective Date”), Tilray acquired all of HEXO’s issued and outstanding common shares by way of a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (Ontario) (the “Arrangement”).

3.	Section 5.1 of the Plan of Arrangement, each holder of a Warrant, to the extent such Warrant has not expired by 12:01a.m. (Toronto time) on the Arrangement Effective Date (the “Effective Time”) and the holder of such Warrant has not exercised its rights of acquisition thereunder prior to the Effective Time, shall, upon the exercise of such rights, be entitled to be issued and receive and shall accept, for the same aggregate consideration, upon such exercise, in lieu of the number of common shares in the capital of HEXO (“HEXO Shares”) to which such holder was theretofore entitled upon exercise of such Warrants, the kind and aggregate number of shares of capital stock of Tilray (“Tilray Shares” or “Common Shares”) that such holder would have been entitled to be issued and receive if, immediately prior to the Effective Time, such holder had been the registered holder of the number of HEXO Shares to which such holder was theretofore entitled upon exercise of such Warrants.

4.	The Plan of Arrangement will trigger an adjustment under Article 4 (and, more specifically, Section 4.1(d)) of the Warrant Indenture, and as such, the Warrant Agent, relying on advice of Counsel, has determined it appropriate to give effect to or evidence the provisions of Section 4.1(d) of the Warrant Indenture by way of this Supplemental Warrant Indenture in order to provide for the application of the provisions of the Warrant Indenture with respect to the rights and interests of the Registered Warrantholders on and after the Arrangement Effective Date, and pursuant to Section 5.2 of the Plan of Arrangement.

5.	Under Section 8.1 of the Warrant Indenture, subject to the prior approval of the TSX, HEXO and the Warrant Agent may execute and deliver indentures supplemental to the Warrant Indenture setting forth any adjustments resulting from the application of the provisions of Article 4 (Adjustments);

6.	The foregoing recitals are made as representations of HEXO and Tilray, and not by the Warrant Agent.

7.	The Warrant Agent has agreed to enter into this Supplemental Warrant Indenture and to hold all rights, interests and benefits contained herein for and on behalf of those persons who are holders of Warrants issued pursuant to the Warrant Indenture as modified by this Supplemental Warrant Indenture from time to time.

NOW THEREFORE THIS INDENTURE WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

(a)	This Supplemental Warrant Indenture is supplemental to the Warrant Indenture and the Warrant Indenture shall henceforth be read in conjunction with this Supplemental Warrant Indenture and all the provisions of the Warrant Indenture, except only insofar as the same may be inconsistent with the express provisions hereof, shall apply and have the same effect as if all the provisions of the Warrant Indenture and of this Supplemental Warrant Indenture were contained in one instrument and the expressions used herein shall have the same meaning as is ascribed to the corresponding expressions in the Warrant Indenture.

(b)	On and after the date hereof, each reference to the Warrant Indenture, as amended by this Supplemental Warrant Indenture, “this Warrant Indenture”, “this indenture”, “herein”, “hereby”, and similar references, and each reference to the Warrant Indenture in any other agreement, certificate, document or instrument relating thereto, shall mean and refer to the Warrant Indenture as amended hereby. Except as specifically amended by the Supplemental Warrant Indenture, all other terms and conditions of the Warrant Indenture shall remain in full force and unchanged.

(c)	All terms which are defined in the Warrant Indenture and are used but not defined in this Supplemental Warrant Indenture shall have the meanings ascribed to them in the Warrant Indenture as such meanings may be amended or supplemented with respect to the Warrants by this Supplemental Warrant Indenture. In the event of any inconsistency between the meaning given to a term in the Warrant Indenture and the meaning given to the same term in this Supplemental Warrant Indenture, the meaning given to the term in this Supplemental Warrant Indenture shall prevail to the extent of the inconsistency.

(d)	Tilray hereby covenants, acknowledges and agrees that, as and from the date hereof, it shall be bound by the terms of the Warrant Indenture and shall cause HEXO to comply with its obligations under the Warrant Indenture. In particular but without limitation, in accordance with the Plan of Arrangement and Section 5.1(a) thereof, and subject to the terms of the Warrant Indenture, to the extent a Holder of Warrants has not exercised its rights of acquisition thereunder prior to the Effective Time, shall, upon the exercise of such rights thereafter, be entitled to be issued and receive and shall accept for the same aggregate consideration, upon such exercise, in lieu of the number of HEXO Shares to which such holder was theretofore entitled upon exercise of such Warrants, the kind and aggregate number of Common Shares that such holder would have been entitled to be issued and receive if, immediately prior to the Effective Time, such holder had been the registered holder of the number of HEXO Shares to which such holder was theretofore entitled upon exercise of such Warrants.

(e)	In furtherance of Tilray’s covenant in Section (d) of this Supplemental Warrant Indenture above, Tilray hereby covenants, acknowledges and agrees that, as and from the Arrangement Effective Date, Tilray shall make available or cause to be made available the Common Shares in accordance with and subject to the terms of the Warrant Indenture.

(f)	For the avoidance of doubt, from and after the Arrangement Effective Date, the Exercise Price payable in accordance with Section 3.2 of the Warrant Indenture shall be payable to Tilray.

(g)	From and after the Arrangement Effective Date, the following amendments to the Warrant Indenture shall take effect:

(i)	The definition for “Common Shares” in Section 1.1 of the Warrant Indenture shall be deleted and replaced with the following:

“Common Shares” means 0.4352 of a fully paid and non-assessable share of common stock in the capital of Tilray as such shares of common stock are presently constituted (provided that in no event shall any fractional share of common stock be issued and where the aggregate number of shares of common stock to be issued to a Holder would result in such a fractional share being issuable, then the number of such shares of common stock to be issued to such Holder shall be rounded down to the closest whole number without any additional compensation or cost), provided that in the event of any adjustment pursuant to Article 4 of the Warrant Indenture, “Common Shares” shall thereafter mean the shares or other securities or property resulting from such adjustment, and “Common Share” means any one of them.

(ii)	The definition for “NYSE” in Section 1.1 of the Warrant Indenture shall be deleted and replaced with the following:

“Nasdaq” means Nasdaq Capital Market;

and all references to NYSE in the Warrant Indenture shall be to Nasdaq.

(iii)	References to the Corporation in the following sections of the Warrant Indenture shall be to Tilray: Section 1.1 “Auditors”, “Common Shares”, “Convertible Security”, “Counsel”, “Dividends” and “Equity Shares”, “VWAP”, “Warrantholders’ Request”; Section 2.11 (Transfer and Ownership of Warrants); Article 3 (Exercise of Warrants), provided that the words “in accordance with the following wire transfer instructions” and the wire instructions in Section 3.2(b) shall be removed and replaced with the words “as directed in writing by Tilray”; Article 4 (Adjustment of Number of Common Shares and Exercise Price) provided that references to the Corporation in Section 4.10 (Protection of Warrant Agent) shall be to Tilray and HEXO; and Section 6.2 (Suits by the Corporation).

(iv)	Reference to “or Tilray” shall be added after each reference to the “Corporation” in Sections 2.3 (Warrantholder not a Shareholder), 2.6 (Book Entry Only Warrants), 2.8 (Register of Warrants), 2.12 (Cancellation of Surrendered Warrants), 3.6 (Effect of Exercise of Warrant Certificates), 5.1 (Optional Purchases by the Corporation), 5.2(e) (General Covenants), 5.4 (Performance of Covenants by Warrant Agent), 6.4 (Waiver of Default), 9.3 (Evidence, Experts and Advisers), 9.7 (Protection of Warrant Agent), 10.1 (Notice to the Corporation and the Warrant Agent) and 10.9 (Force Majeure).

(v)	Reference to “and Tilray” shall be added after each reference to the “Corporation” in Sections 5.2 (General Covenants) other than Subsection 5.2(e), 5.4 (Performance of Covenants by Warrant Agent), 5.5 (Enforceability of Warrants), 7.9 (Corporation and Warrant Agent may be represented), and 7.10 (Powers Exercisable by Extraordinary Resolution); Article 8 (Supplemental Indentures); Sections 9.1 (Indenture Legislation), 9.7 (Protection of Warrant Agent) and 9.14 (Compliance with Privacy Code).

(vi)	Section 5.2 (k) to (o) (General Covenants) are deleted and replaced in their entirety with the following:

(k) it will engage in cannabis-related activities in Canada in accordance with the Cannabis Act (Canada) and all other applicable laws in Canada;

(l) to the extent it invests or engages (directly or indirectly) in any business or activity that is focused on serving the cannabis market in jurisdictions other than Canada, it will do so in accordance with all applicable laws in the relevant jurisdiction;

(m) it does not and will not specifically target or derive (or reasonably expect to derive) revenues or funds from any of the activities described in Section 5.2(l) above, unless and until such time that any such activities become legal under all applicable laws in the relevant jurisdiction; and

(n) it will provide the Warrant Agent with reasonable prior notice if it decides to engage in any of the activities described in (m) above, and the Corporation and Tilray agree that the Warrant Agent may, in its sole discretion, immediately terminate any contract for services between the Corporation and/or Tilray and the Warrant Agent (as applicable) upon receipt of any information relating to the Corporation’s or Tilray’s marijuana-related business activities, or as otherwise permitted under any such contract for service.

(vii)	Notices to the Corporation or Tilray pursuant to Section 10.1(1) shall be delivered to HEXO c/o Tilray at:

Tilray Brands, Inc.
655 Madison Avenue
19th Floor
New York, New York
10065

Attention:         Mitchell Gendel
Email:               mitchell.gendel@tilray.com

With a copy (which will not constitute notice) to:

DLA Piper (Canada) LLP
Suite 6000, 1 First Canadian Place
PO Box 367, 100 King Street West
Toronto, ON
M5X 1E2

Attention: Russel Drew
Email: russel.drew@dlapiper.com

(h)	Tilray shall not have any responsibility or liability for any matter for which the liability of the Corporation does not have liability or responsibility under the Warrant Indenture.

(i)	In connection with Section 5.2(e) of the Warrant Indenture, Tilray represents and warrants that the shares of common stock in the capital of Tilray are listed on the NASDAQ under the trading symbol “TLRY” and Tilray has filed a registration statement in respect of its shares of common stock with the SEC.

(j)	Notwithstanding anything in the Warrant Indenture, HEXO, Tilray and the Warrant Agent hereby confirm that no Warrants shall be issued following the Arrangement Effective Date without the prior written consent of Tilray.

(k)	This Supplemental Warrant Indenture shall be governed by and be construed in accordance with the laws of the Province of Ontario and shall be binding upon the parties hereto and their respective successors and assigns.

(l)	This Supplemental Warrant Indenture may be simultaneously executed (including by electronic signature) in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date set out at the top of the first page of this Supplement Indenture. Delivery of an executed copy of this Supplemental Warrant Indenture by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Supplemental Warrant Indenture as of the date hereof, acceptance of which shall be legally effective to create a valid and binding agreement between the parties hereto in accordance with the terms hereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF the parties hereto have executed this Supplemental Warrant Indenture as of the date first above written.

TILRAY BRANDS, INC.

Per:	/s/ Mitchell Gendel
Name: Mitchell Gendel Title: Global General Counsel

TSX TRUST COMPANY

Per:	/s/ Dalisha Dyal
Name: Dalisha Dyal Title: Corporate Trust Officer

Per:	/s/ Donald Crawford
Name: Donald Crawford Title: Senior Manager, Corporate Trust

HEXO CORP.

Per:	/s/ Rob Godfrey
Name: Rob Godfrey Title: Director